EXHIBIT 23

                    CONSENT OF MADSEN & ASSOCIATES, CPAS INC.


To the Board of Directors
Intraop Medical Corporation and Subsidiary
(Formerly Digitalpreviews.com, Inc. and Subsidiary)
(A Development Stage Company)
Salt Lake City, Utah

We consent to the use of our Report of Independent Registered Public Accounting Firm dated March 8, 2005, covering Intraop Medical Corporation and Subsidiary (A Development Stage Company) (formerly Digitalpreviews.com, Inc.) as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003, and for the period from inception on November 15, 1999 through December 31, 2004 to be included in Form 10-KSB to be filed with the Securities and Exchange Commission on or about March 8, 2005.




/s/ Madsen and Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.
March 8, 2005
Salt Lake City, Utah



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